Social Media Use Increases 82% Worldwide: Nielsen Report Confirms Growing Power of Bloggerwave's Business Strategy

Press Release Source: Bloggerwave Inc. On Monday February 22, 2010, 8:45 am EST

MOUNTAIN VIEW, CA--(Marketwire - 02/22/10) - Bloggerwave Inc. ("Bloggerwave") (OTC.BB:BLGW - News), a global leader in commercial blogging, today declared that The Nielsen Company's recently released report on social media use has huge implications for Bloggerwave, its shareholders and clients, and Internet users worldwide. According to the report, published on NielsenWire on January 22, 2010, time spent on social networking sites has increased from 3 hours per month to 5.5 hours per month in the last year alone, representing a staggering 82% increase in the use of social media.

The global media forecasting company also reported that people spend the most Internet time overall on social networks and blogs, and that social web sites such as Facebook are now the most common homepages for users.

"This Nielsen report establishes social media as a trend that is not only here to stay, but one that is growing at a mind-boggling magnitude," stated Bloggerwave Director Ulrik Thomsen. "The findings more than validate Bloggerwave's business model of leveraging social media for marketing opportunities -- a business model I am proud to admit we developed years ahead of the trend."

"This independent data offers further proof to our current and future clients that Social Media Optimization ("SMO") through Bloggerwave is not only a worthy investment, but a necessary one. All of their consumers are on blogs on a daily basis; businesses have no choice but to access customers via this medium, and Bloggerwave will continue to help them to do so, as the Company, its services, and the global SMO trend all continue to grow," said Thomsen.

To access the report, go to the following link:

http://blog.nielsen.com/nielsenwire/global/led-by-facebook-twitter-global-time-spent-on-social-media-sites-up-82-year-over-year/

About Bloggerwave

Bloggerwave helps its corporate clients harness the power of the Internet by leveraging the power and credibility of blogs to promote products and services. It connects clients directly with thousands of pre-approved bloggers around the globe, giving the bloggers the opportunity to write about and review specific products or services and promote the company's website. Once a company is blogged about, it increases its Internet buzz, credibility, site hits, ranking on search engines -- and ultimately, its bottom line. Bloggerwave has shot to the top in just three years of operation, achieving status as the No. 1 company of its kind worldwide and 3rd in the U.S. market. Bloggerwave is now focusing on becoming the best among its U.S. competitors.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected". You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements; projected events in this press release may not occur due to unforeseen circumstances, various factors, and other risks identified in a company's annual report on Form 10-K and other filings made by such company.

For more information about Bloggerwave Inc. visit http://www.bloggerwaveinc.com/ or contact Stanley Wunderlich at (800) 625-2236 ext. 7770, or info@cfsg1.com.

Contact:

CONTACT

Stanley Wunderlich
Consulting For Strategic Growth 1, Ltd.
880 Third Ave, 6th Floor
New York NY 10022
Telephone: (800) 625-2236
Fax: (646) 205-7771
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